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                            VINEYARD MANAGEMENT AGREEMENT


This Vineyard Management Agreement (the "Agreement") is made and entered into as of the 1st day of April, 1995, by and between Scheid Vineyards and Management Co., a California corporation (hereinafter "SCHEID") and Joseph Phelps Vineyards, a California corporation (hereinafter "JPV").

    A. Joseph Phelps, an individual, owns a parcel of real property (the "Property") situated in Monterey County, California, more particularly described in Exhibit A hereto.

    B. Joseph Phelps has authorized JPV to develop and farm the Property as a winegrape vineyard and to enter into and perform this Agreement.

    C. JPV desires to engage SCHEID to develop, farm and manage such vineyard (the "Vineyard") hereafter located on the Property and SCHEID desires to perform such services, all on the terms and conditions set forth in this Agreement.

                                      AGREEMENT

In consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.         MANAGEMENT OF THE VINEYARD

    1.1 ENGAGEMENT OF SCHEID. On the terms and conditions set forth in this Agreement, JPV hereby engages SCHEID as an independent contractor to develop, farm and manage approximately forty (40) acres of Vineyard, as specifically described in Exhibit A, on an exclusive basis, and SCHEID hereby accepts such engagement.

    SCHEID shall not be required to farm and manage the Property as its sole and exclusive function, and it retains the right to have other business interests and may engage in other activities, including but not limited to performance of farm management services for itself and for parties other than JPV, whether or not in conflict with the business interests and activities of JPV.

    1.2 DUTIES AND RESPONSIBILITIES OF SCHEID. In developing, farming and managing the Vineyard, SCHEID agrees to perform or


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cause to be performed in a timely, efficient and economical manner, all acts and services which reasonably may be necessary or desirable in order to ensure that the Property is cared for, maintained and operated as a winegrape vineyard. SCHEID hereby represents and warrants that it has, or will obtain, all necessary licenses and permits to perform all services and tasks envisioned hereunder. In performing its duties and obligations hereunder, SCHEID shall:


         A. Follow the viticultural requirements reasonably requested by JPV to produce fruit of premium quality and fully developed varietal character;

         B. Prepare for planting and plant such winegrape varieties as may be determined by JPV from time to time;

         C.   Prune, sucker, thin and leaf pull the Vineyard;

         D.   Irrigate, fertilize and cultivate the Vineyard;

         E.   Control weeds, diseases and pests in the Vineyard;

         F. Care for and maintain wells, pumps, pipelines, irrigation systems and other improvements on the Property;

         G. Control the use of any JPV irrigation system that is shared with any third party or parties so that all electrical charges incurred by such third party or parties are accounted for and reported to JPV in a timely manner;

         H. Harvest the grapes grown on the Vineyard and deliver them to such point of delivery as JPV shall designate; and,

         I. Provide labor, machinery, equipment and materials reasonably required or useful to manage the Vineyard to accomplish the foregoing.

    1.3 AUTHORITY OF MANAGER. SCHEID shall have general power and authority to perform its duties and obligations hereunder, and

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to act in all matters relating to or concerning the care, maintenance and operation of the Property as a winegrape vineyard.

    1.4 SCHEID TO CONSULT WITH JPV. SCHEID agrees to keep JPV or JPV's designated agent fully advised on at least a monthly basis, and in any event at such time as the circumstances reasonably require, of the progress of the Vineyard.

SCHEID specifically agrees to advise JPV or JPV's designated agent of all events which materially adversely affect or might reasonably be expected to materially adversely affect the growth or development of the Vineyard and/or the amount or quality of the winegrapes produced and harvested therefrom. To this end SCHEID agrees to consult with JPV or JPV's designated agent as to any major decisions which are not included in the "Plan", or the "Budget", as described in Section
1.6 below, and which may arise with respect to the Vineyard, and to obtain the written consent of JPV or of JPV's designated agent prior to making and implementing any such decision.

    1.5 EMERGENCIES. Notwithstanding the fact that SCHEID may be required to obtain the consent of JPV or JPV's designated agent under this Agreement before taking certain actions, in the event emergency circumstances arise with respect to the Vineyard which would require prompt action on the part of a reasonably prudent vineyard farmer, and in the event time does not reasonably permit the obtaining of any required consent hereunder or such consents otherwise are not reasonably obtainable, SCHEID may take all actions which under the circumstances would be taken by a reasonably prudent vineyard farmer to prevent or mitigate damage, and any such actions shall be taken in accordance with the standards set forth herein.

    1.6 PLAN AND BUDGET SUBMITTED BY SCHEID BEFORE THE GROWING SEASON. On or before December 31 of each year during the term of this Agreement, SCHEID agrees to submit to JPV a written plan (the "Plan") and budget (the "Budget") covering the next growing season. Representatives of SCHEID and JPV will meet to discuss, revise (if necessary) and approve the Plan and Budget within ten (10) days following its submission by SCHEID to JPV. The parties agree that JPV shall have the final word on approval of the Budget and the Plan.


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Attached as Exhibit B hereto is the Budget for the period January 1, 1995 through December 31, 1995 (the calendar year which defines the 1995 Vineyard management year and each calendar year thereafter, hereafter referred to as "Farm Year") which has been approved by JPV.

Attached as Exhibit C hereto is the Plan, as prepared and submitted by SCHEID for the 1995 Farm Year which has been approved by JPV.

    1.7 THE PLAN. The Exhibit C Plan does, and future Plans shall, set forth for the Vineyard the following information with respect to the growing season in question:

         A. The approximate amount and timing of irrigation which SCHEID expects to undertake under normal conditions;

         B. The approximate amount and types of nitrogen-containing fertilizers and other nutrients which SCHEID expects to apply, and the expected times of application;

         C. Any significant change from pruning and vine training techniques followed by SCHEID in the past, and any specific plans for thinning;

         D. SCHEID'S proposed plan to control weeds, diseases, pests and animals on the Property, including birds; and,

         E. Such other information as JPV reasonably may request concerning viticultural practices which may be followed by SCHEID.

    1.8 THE BUDGET. The Exhibit B Budget does, and future Budgets shall, set forth, as to each month, a reasonable estimate for the budget period in question of the amount of each of the items constituting the "Direct Farming Costs" (as defined below) with respect to the Vineyard which shall be reimbursed by JPV to SCHEID. For purposes of this Agreement, the term "Direct Farming Costs" shall mean all ordinary and necessary expenses incurred by SCHEID in providing the services and performing the duties and obligations required of SCHEID under this Agreement, including but not limited to:

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         A.   Development of the Vineyard (as set forth in Section 2 below);

         B.   Planting, grafting, training and trellising;

         C. Pruning, tying, suckering, thinning and leaf removal;

         D.   Pest control including rodents and insects;

         E. Spray operations including herbicides and disease control;

         F. Cultivation, fertilization, mowing, hoeing and vine trimming;

         G.   Irrigation;

         H.   General Vineyard maintenance, fence repair and erosion control;
              and

         I.   Harvest and delivery.

Direct Farming Costs shall not include amounts paid by SCHEID for salaries, bonuses, vacation pay, insurance and other fringe benefits to its office and/or management personnel.

    1.9 PERFORMANCE OF OBLIGATIONS IN ACCORDANCE WITH PLAN AND BUDGET. Upon adoption of a Plan and a Budget by SCHEID and JPV in accordance with Section 1.6 above, SCHEID shall perform its obligations hereunder in accordance therewith.

    1.10 REPORT BY SCHEID AFTER GROWING SEASON. SCHEID agrees to supply to JPV on or before December 31 of each year during the term hereof a written report (the "Report") setting forth in reasonable detail for the Farm Year for which the Report is given, the major farming activities relating to fertilizer, irrigation, pesticides, yields and sugar contents with respect to the Vineyard, and to make available to JPV or JPV's designated agent, all records for such Farm Year for which the Report is given concerning the tasks described in
Section 1.8 herein.

The foregoing records also shall contain information concerning other significant viticultural practices followed by SCHEID which

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JPV reasonably may request from time-to-time during the term hereof.


SECTION 2               DEVELOPMENT OF THE VINEYARD

    2.1 DEVELOPMENT DUTIES AND RESPONSIBILITIES. The Property will be in a "Development Period" for the 1995 and 1996 Farm Years. During the Development Period, Scheid Vineyards will commit the resources reasonably necessary to carry out its duties and responsibilities under this Section as listed below:

         A.   Design preliminary vineyard layout.

         B. Plan vineyard development and construction costs and prepare detailed budgets.

         C.   Secure vineyard material, supply and service bids.

         D.   Order, receive and install vineyard materials.

         E. Coordinate and supervise vineyard service contractors during the ripping and surveying of the Property and the irrigation system installation.

         F. Supervise the installation of the trellis system, drip system emitters and planting.

         G. Care for the newly planted vines such that they are prepared for either fall chip budding or spring whip grafting to be decided by JPV.

         H. Oversee the preparation and implementation of chip budding and the care required into dormancy.

         I. Exercise reasonable diligence in the continuing demands of a newly planted vineyard by maintaining replant and regraft programs, animal control, weed control, timely irrigations and other action reasonably necessary to the success of a new vineyard.

         J. Provide the personal supervision of the General Manager of Vineyard Operations, Kurt Gollnick,


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              where required or desirable to carry out the above duties and responsibilities.

SECTION 3.         EXPENSE STATEMENTS AND PAYMENTS

    3.1 REIMBURSEMENT OF DIRECT FARMING COSTS. In addition to paying SCHEID the compensation provided in Section 8 below, JPV shall reimburse SCHEID for all Direct Farming Costs incurred by SCHEID as defined in Section 1.8 above.

    3.2 MONTHLY REQUIREMENT. On or before the fifth business day of each month, JPV shall advance to SCHEID an amount equal to that month's approved Budget amount plus any out-of-pocket expenses incurred by SCHEID or less any advanced funds not expended in accordance with a previously received Budget Reconciliation (as defined below). On or before the twentieth calendar day of each month, SCHEID shall deliver to JPV a written statement (the "Budget Reconciliation") which shall include in detail, for the month just ended, the Direct Farming Costs paid by SCHEID, any out-of-pocket expenses incurred by SCHEID in excess of that month's advanced budget amount and any advanced funds not expended in that month. It is acknowledged and understood that farming is subject to many variables, including weather, and it is not always possible to make expenditures according to the Budget.

SECTION 4.         ACCESS TO INFORMATION

    4.1 WHAT SCHEID MUST MAKE AVAILABLE TO JPV. SCHEID agrees to make available and supply to JPV, following reasonable notice and during normal business hours, all information, documents, records and reports which JPV reasonably may request in order to permit JPV or its designated agents to verify or determine:

         A. Any of the amounts, calculations or items set forth in the Budget or on any of the statements described in Section 1.6 above;

         B. Any of the viticultural practices employed by SCHEID with respect to the Property;

         C. Compliance by SCHEID with the terms and provisions of this Agreement;

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         D.   Compliance by SCHEID with all federal, state and local laws and regulations; and,

         E. That SCHEID has, in effect, all required licenses and permits reasonably required to perform its duties and obligations hereunder.

SECTION 5.         TERM AND TERMINATION

    5.1 TERM. This Agreement shall become effective on April 1, 1995 and shall remain in effect until December 31, 2004. This Agreement shall continue in effect after December 31, 2004 on a year-to-year basis unless JPV or SCHEID gives notice of termination to the other on or before November 1, 2004, or thereafter on or before the first day of November of any year in which case this Agreement would terminate on December 31 following the giving of such notice.

    5.2 TERMINATION FOR CAUSE. Either party, herinafter referred to as the "Nonbreaching Party", shall have the right to terminate this Agreement for cause in the event the other party, hereinafter referred to as the "Breaching Party", breaches any material provision or condition of this Agreement; and

         A. such breach remains uncured for a period of thirty (30) days following the Nonbreaching Party giving written notice of such breach to the Breaching Party, or if any such breach shall not reasonably be susceptible of cure within such thirty (30) day period; then

         B. the Breaching Party shall fail to take steps reasonably designed to cure such breach and such breach is not cured as expeditiously as reasonably possible.

    5.3 CHANGE OF CONTROL OF SCHEID. In the event that Alfred G. Scheid and members of his family, together, cease to beneficially own, directly or indirectly, at least 51% of the stock of SCHEID, then (A) SCHEID shall give written notice thereof to JPV and (B) JPV shall have the right to terminate this Agreement by giving written notice of termination to SCHEID; provided, however, that any such termination shall be effective on December 31 following the giving of such termination notice.

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SECTION 6.         HAZARDS OF FARMING

    6.1 SCHEID NOT LIABLE FOR CERTAIN DAMAGE OR LOSS. SCHEID shall not be liable to JPV for any failure to perform any of its duties or obligations hereunder, or for any loss or damage of any kind, so long as such failure to perform or loss or damage is the result of any Act of God or any normal hazard of farming, including, without limitation, rain, hail, heat, frost, drought, flooding, windstorm or other action of the elements, strike, work slow-down, worker unavailability, fire, truck, car, rail, labor, equipment or material shortage or unavailability, freight embargo, governmental action or any other cause beyond SCHEID'S reasonable control.

SECTION 7.         INSURANCE

    7.1 SCHEID TO PROVIDE INSURANCE. SCHEID shall, at its expense, maintain throughout the term hereof the following insurance policies:

         A. LIABILITY. SCHEID shall provide public liability and property damage insurance insuring JPV and SCHEID, their respective officers, directors, shareholders, employees, agents, and representatives, against any liability for accidents occurring on the Property or for any injury or damage of any nature claimed to have resulted from or in any way connected with the activities of the person or entity insured in connection with the operation of the Property in amounts not less than $1,000,000 for each occurrence. SCHEID shall also direct that its contractors or subcontractors employed in the operations of the Property carry liability insurance and shall require and maintain in its files written documentation of such coverage.

         B. WORKER'S COMPENSATION. SCHEID shall provide Worker's Compensation insurance insuring SCHEID'S employees engaged in the operation of the Property under this Agreement. SCHEID shall also direct that its contractors or subcontractors employed in the operations of the Properties carry Worker's Compensation insurance for the benefit of their employees, and shall require and

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        maintain in its files written documentation of such coverage.

SECTION 8               MANAGEMENT FEE

    8.1  MONTHLY FEE.  The monthly management fee to be paid in advance each
month by JPV to SCHEID for services rendered hereunder, shall be [    ]*
dollars ($[    ]*) for each vineyard acre of the Property, or as modified from time to time by mutual agreement of JPV and SCHEID. This management fee is included in the Budget and its payment procedure is described in Section 3.2 above.


SECTION 9               DEVELOPMENT FEE

    9.1 DEVELOPMENT FEE. It is agreed that JPV will pay to SCHEID a fixed development fee (the "Development Fee") for the services described in Section
2.1 rendered during the Development Period in accordance with the payment procedure in Section 9.2 below. The Development Fee for the 1995 Farm Year will
be $[     ]*.  The Development Fee for the 1996 Farm Year will be $[     ]*.

    9.2  PAYMENT PROCEDURE.  The Development Fee shall be paid as follows:

         A.   The Development Fee for the 1995 Farm Year will be paid in [    ]*
              equal installments of  $[    ]* on the following dates:

                    [       ]*

         B.   The Development Fee for the 1996 Farm Year will be paid in [    ]*
              equal installments of $[    ]* on the following dates:

                    [       ]*


SECTION 10              MISCELLANEOUS


------------------------
  * Confidential Treatment Requested for Redacted Portion.

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    10.1  ASSIGNMENT.  Neither SCHEID nor JPV shall assign or transfer this
Agreement or any interest herein or suffer any such assignment by operation of law without the prior written consent of the other party; provided, however, that either party may without the other party's consent assign this Agreement to any wholly-owned subsidiary of that party if:

         A. such subsidiary shall assume in a writing reasonably satisfactory to the other party all of the assigning party's obligations hereunder, and

         B. the assigning party shall fully guarantee such subsidiary's performance hereunder in a writing reasonably satisfactory to the other party.

    10.2 INTERPRETATION. Each of the parties agrees that it has reviewed and revised this Agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any revision or addenda hereto. In this Agreement, captions of sections and paragraphs are for convenience of reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions hereof.

    10.3 LABOR AND EQUIPMENT. SCHEID shall be solely responsible for selecting and hiring its own employees and for their supervision, direction and control. Moreover, SCHEID shall be solely responsible for setting wages, benefits, hours and working conditions for such employees; for furnishing, during the entire period of this Agreement, Worker's Compensation insurance coverage; for paying wages and social security; for paying unemployment insurance and disability insurance contributions; and for withholding taxes with respect to such employees.

    10.4 SOLE AGRICULTURAL EMPLOYER. SCHEID acknowledges and agrees that SCHEID is the sole agricultural employer of persons engaged to perform agricultural services pursuant to this Agreement. In performing its duties and obligations under this agreement, SCHEID shall direct the operation of its labor and equipment in all respects and shall determine the method, means and manner of its performance.

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    10.5  EMPLOYMENT OF OTHERS.  SCHEID may contract with other entities to furnish portions of the services required of SCHEID under this Agreement. SCHEID shall remain fully liable and responsible to JPV for the adequacy of any such services.

    10.6 DELIVERY OF STATEMENTS, NOTICES AND PAYMENTS. All statements, notices, demands and requests which are required to be sent or permitted to be given to another party under this Agreement shall be in writing, and shall be provided in person or sent by U.S. Mail to the recipient party at the address shown below. Notices are effective upon receipt. Two (2) copies of any notice must be sent to both parties as follows:

JPV

    One copy to:                       Second copy to:
    Joseph Phelps                      Craig Williams
    Joseph Phelps Vineyards            Joseph Phelps Vineyards
    200 Taplin Road                    200 Taplin Road
    P.O. Box 1031                      P.O. Box 1031
    St. Helena, CA  94574              St. Helena, CA  94574

SCHEID

    One copy to:                       Second copy to:
    Scott D. Scheid                    Kurt Gollnick
    Scheid Vineyards and               Scheid Vineyards and
    Management Co.                     Management Co.
    13470 Washington Blvd. Ste. 300    1972 Hobson Avenue
    Marina del Rey, CA  90292          Greenfield, CA  93927


    10.7 ATTORNEY FEES AND COSTS. If legal action or other proceeding is brought for the enforcement of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding in addition to any other relief to which such party may be entitled.

    10.8 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement shall be deemed or construed by the parties or by a third party to create the relationship of principal and agent or of

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partnership or of joint venture or of any association between JPV and SCHEID, and neither shall any of the provisions contained in this Agreement nor any act of the parties be deemed to create any relationship between JPV and SCHEID, other than the relationship of SCHEID as an independent contractor of JPV.

    10.9 SEVERABILITY. If any part or parts of this Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

    10.10 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with and subject to the laws of the State of California.

    10.11 SURVIVAL OF COVENANTS. The covenants set forth in this Agreement are intended to, and shall survive termination of, this Agreement.

    10.12 ACCESS BY JPV. JPV employees shall, at all times, have right to access to the Property.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             Joseph Phelps Vineyards


                             By: /s/ Craig Williams
                                -------------------------------

                             Its: V.P. Production
                                 ------------------------------



                             Scheid Vineyards and Management Co.


                             By: /s/ Scott D. Scheid
                                -------------------------------

                             Its: Vice President
                                 ------------------------------


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